Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Organicell Regenerative Medicine, Inc. on Form S-8 of our report dated February 5, 2021, which included an explanatory paragraph as to the Company’s ability as a going concern, with respect to our audits of the consolidated financial statements of Organicell Regenerative Medicine, Inc. as of October 31, 2020 and 2019 and for the years ended October 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of Organicell Regenerative Medicine, Inc. for the year ended October 31, 2020.

/s/ Marcum llp

Marcum llp

Fort Lauderdale, FL

October 29, 2021